SUPPORT SERVICES AGREEMENT

Support Services Agreement (this "Agreement") dated as of May 1, 2008 (the "Effective Date") between Strands Management Company, LLC, a California limited liability company ("SMC") and STI Group, Inc., a Delaware corporation ("STI").

WHEREAS, STI wishes to engage SMC to provide the Services (as defined below) on the terms and conditions set forth herein and SMC wishes to be so retained;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
SERVICES

1.1 <u>Management Services</u>. STI hereby engages SMC to perform the Management Services set forth in Schedule 1 hereto for the benefit of STI, and SMC agrees to perform such Management Services, on the terms and conditions set forth herein.

1.2 <u>Facility and Administrative Services</u>. STI hereby engages SMC to perform the Facility and Administrative Services set forth in Schedule 1 hereto for the benefit of STI, and SMC agrees to perform such Facility and Administrative Services, on the terms and conditions set forth herein.

1.3 <u>Business Development Services</u>. STI hereby engages SMC, on a non-exclusive basis, to identify and introduce to STI potential parties to product development relationships, licensing relationships, customer or distribution relationships and other similar transactions or relationships with STI (each, a "BD Transaction").

1.4 <u>Creditor Resolution Services</u>. STI hereby engages SMC, on a non-exclusive basis, to resolve on behalf of STI certain claims of STI's creditors (the "Creditor Claims"). STI will advise SMC in writing of the Creditor Claims and the confirmed debt of each Creditor Claim ("Confirmed Debt") for which, it requires SMC's services. SMC will, use its reasonable efforts to negotiate the Creditor Claims and to attempt to effect a reasonable and fair settlement, discharge, or release of Creditor Claims (the "Creditor Resolution Services"). SMC will consult with STI on a regular basis with respect to the Creditor Claims assigned to it and prior to presenting any final agreement to a creditor will consult with STI and STI will specifically approve any such proposed final agreement.

1.5 <u>Other Services</u>. STI may, from time to time, engage SMC to perform other services for the benefit of STI ("Other Services"). The scope of, the applicable fee for, and any additional terms and conditions relating to any such other services shall be reflected in a Services Addendum to this Agreement in the form of Exhibit A hereto.

1.6 Reporting. STI shall have the right to request written reports at any time during the term of this Agreement, which shall be furnished within 30 days after such request, describing the progress, status of, and other matters pertaining to the Management Services, the Facility and Administrative Services, the Creditor Resolution Services and any Other Services provided pursuant to Section 1.5 (collectively, the "Services") as STI shall request. STI may freely utilize all such information arising out of the performance of the Services under this Agreement in any manner desired.

ARTICLE TWO
COMPENSATION

2.1 Compensation.

(a) Retainer. Upon execution of this Agreement, STI will issue to SMC 5,000 shares of its Series A Preferred Stock, par value $.001 per share, as a non-refundable retainer fee for the Services provided by SMC hereunder.

(b) Management Services. For each month during the term of this Agreement, STI will pay to SMC a fee in respect of the Management Services (the "MS Fee") equal to $21,000 in cash. The MS Fee will be due and payable on the first business day of such month and is non-refundable.

(c) Facility and Administrative Services. For each month during the term of this Agreement, STI will pay to SMC a fee in respect of the Facility and Administrative Services (the "FAS Fee") equal to 10% of the MS Fee in cash. The FAS Fee will be due and payable on the first business day of such month and is non-refundable.

(d) Business Development Services. STI will pay to SMC a fee (the "BD Fee") equal to 6% of STI's total revenue from any BD Transaction involving STI and a partner or customer introduced to STI by SMC (each, a "BD Transaction") that is entered into during the term of this Agreement or any Tail Period (as defined below)). The BD Fee will be due and payable in cash, when and as the associated revenue from the BD Transaction is collected by STI. Notwithstanding the foregoing, the BD Fee payable with respect to any BD Transaction will be reduced by the amount of any fees paid by STI to any investment banker or finder engaged by STI to represent it in such BD Transaction.

(e) Creditor Resolution Services. For Creditor Claim which SMC successfully resolves, STI will pay to SMC a fee (the "CR Fee") equal to 20% of the Effected Savings (as defined below) in respect of such Creditor Claim. "Effected Savings" means the amount of the Confirmed Debt less the amount which is actually paid by STI to settle the Creditor Claim. At the STI's option (if STI's common stock is then quoted on the OTCBB), CR Fees may be paid in the form of shares of STI's common stock (registered under Form S-8 or other form to permit the free and immediate resale by SMC's designated principals and otherwise unlegended and unrestricted), with the number of shares payable determined based on a valuation of the common stock equal to 80% of the closing bid price of the common stock on the OTCBB on the trading day immediately preceding the date of delivery of such shares to SMC's designated

principals. Payment of each CR Fee shall be made as part of and contemporaneous with the settlement date of the Creditor Claim to which it relates.

(f) Other Services. IF STI has engaged to perform any Other Services, STI will pay to SMC the fee specified for such Other Services in the applicable Services Addendum (the "Other Services Fee"). Unless otherwise specified in the applicable Services Addendum, the Other Services Fee will be due and payable in cash on the first business day of each month during which the Other Services are provided and will be non-refundable.

2.2 Reimbursement. STI will reimburse SMC for any and all reasonable expenses incurred by SMC in connection with SMC's performance of the Management Services and any Other Services; provided, however, that any such expenses must be pre-approved by STI and otherwise adhere to control procedures implemented by STI. All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to STI. STI will reimburse SMC for expenses incurred in compliance with this Section 2.2 within fifteen days following STI's receipt of SMC's invoice therefore.

ARTICLE THREE
REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties. Each party represents and warrants to the other that:

(a) It has not entered into any agreement, whether written or oral, in conflict with this Agreement; and

(b) It has the full power and authority to enter into this Agreement.

3.2 SMC's Covenants. SMC:

(a) shall act as an independent contractor with no authority to obligate STI by contract or otherwise;

(b) shall exercise only such powers and perform such duties as may from time to time be vested in SMC or assigned to SMC by STI;

(c) shall devote such time and effort as is reasonably necessary to provide the Services;

(d) shall comply with all applicable laws in the performance of the Services; and

(e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without STI's prior written consent;

ARTICLE FOUR
CONFIDENTIAL INFORMATION

4.1 Confidentiality. SMC shall, during the term of this Agreement and for a period of five years thereafter, keep all STI Confidential Information confidential and use such information only for the purposes expressly set forth herein. STI Confidential Information shall mean all information concerning STI or its current or planned business, which is disclosed to SMC by STI or which results from, or in connection with, any Services performed pursuant to this Agreement.

4.2 Access. SMC agrees to limit the access to STI Confidential Information to only those persons under SMC's direct control who, with STI's knowledge and consent, are responsible for performing the Services set forth in Article One.

4.3 Authorized Disclosure. SMC shall have no obligation of confidentiality and non-use with respect to any portion of STI Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of SMC; (ii) is obtained from a third party who had the legal right to disclose the information to SMC; or (iii) SMC already possesses as evidenced by SMC's written records predating receipt thereof from STI.

4.4 Return of Information. Upon the termination of this Agreement, SMC will promptly return to STI all materials, records, documents, and other STI Confidential Information in tangible form. SMC shall retain no copies except as required by law of such materials and information and, if requested by STI, will delete all STI Confidential Information stored in any magnetic or optical disc or memory.

4.5 Third Party Information. SMC shall not, in connection with the Services to be performed under this Agreement, disclose to STI any information, which is confidential or proprietary to SMC, or any third party.

ARTICLE FIVE
INDEMNITY; LIMITATION OF LIABILITY

5.1 Indemnity.

(a) STI will indemnify and hold harmless SMC against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which SMC is a party), directly or indirectly, caused by, relating to, based upon, arising

out of, or in connection with this Agreement or SMC's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of SMC.

(b) The indemnification provisions shall be in addition to any liability which STI may otherwise have to SMC or the persons indemnified below in this sentence and shall extend to the following: SMC, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to SMC in this Article Five shall be understood to include any and all of the foregoing.

5.2 Limitation of Liability. SMC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to STI for or in connection with this Agreement or SMC's performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from SMC's gross negligence or willful misconduct. In no case shall SMC's liability (whether direct or indirect, in contract or tort or otherwise) to STI for or in connection with this letter agreement or SMC's performance hereunder exceed the aggregate fees paid by STI to SMC hereunder.

ARTICLE SIX
TERM AND TERMINATION

6.1 Term. The initial term of this Agreement shall be from the Effective Date through the first anniversary thereof (the "Initial Term"). After the Initial Term, the term of this Agreement will automatically be extended for an additional successive one-year periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term.

6.2 Termination. This Agreement may be terminated by either party upon the breach of a material term hereof by the other party, which breach remains uncured for 30 days after the date that the non-breaching party has served written notice on the other party, which notice will set forth the basis of such breach and the non-breaching party's intent to terminate the Agreement. Upon each annual renewal the MS Fee and the FAS Fee shall each be increased by five percent.

6.3 Effect of Termination. Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Four, Five and Eight; provided that, following such termination, SMC shall be entitled to receive (a) all amounts payable by STI to SMC through the date of expiration or termination and (b) 100% of the BD Fees with respect to any BD Transactions consummated within a period of twelve months following the termination of this Agreement (the "Tail Period") with any party identified or introduced by SMC to STI.

ARTICLE SEVEN
MISCELLANEOUS

7.1 Relationship of the Parties.

(a) STI is a sophisticated business enterprise that has retained SMC for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. STI recognizes that the relationship contemplated hereby is not an exclusive relationship for SMC or any of its personnel. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(b) The Services do not include requiring SMC to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. SMC's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to STI. Accordingly, SMC shall not express any legal opinions with respect to any matters affecting STI.

(c) SMC will be responsible for making appropriate filings and payments to the federal, state and local taxing authorities, including payments of all withholding and payroll taxes due on compensation received hereunder, estimated income payments, employment and self-employment taxes, if applicable.

7.2 Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter, including without limitation the letter agreement, dated March 21, 2006, between STI (formerly MT Ultimate Healthcare Corp.) and SMC, which is hereby terminated.

7.4 Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of STI and SMC.

7.5 Assignment. STI has specifically contracted for the Services of SMC and, therefore, SMC may not assign or delegate SMC's obligations under this Agreement, either in whole or in part, without the prior written consent of STI.

7.6 Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it can not be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

7.7 Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

7.8 Notices. All notices provided for in this Agreement shall be in writing and shall be deemed effective when either served by personal delivery or sent by express, registered or certified mail, postage prepaid, return receipt requested, to the other party at the corresponding mailing address set forth below or at such other address as such other party may hereafter designate by written notice in the manner aforesaid.

7.9 Force Majeure. SMC shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of SMC or other persons), casualties or accidents, delivery of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials or any other causes, circumstances or contingencies that are beyond the control of SMC; provided, however, that SMC shall use its best efforts to resume provision of the Services as soon as possible. Notwithstanding any events operating to excuse performance by SMC, this Agreement shall continue in full force for the remainder of its term and any renewals thereof.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts, both state and federal, in the County of Orange, State of California.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

STRANDS MANAGEMENT COMPANY, LLC

By: Keith Moore
Title: Managing Member
Address: 30950 Rancho Viejo Rd #120
San Juan Capistrano, CA 92675

STI GROUP, INC.

By: David Walters
Title: Chief Executive Officer
Address: 30950 Rancho Viejo Rd #120
San Juan Capistrano, CA 92675

Schedule 1

Management Services

- Make available an individual acceptable to STI in its sole discretion to serve as Chief Financial Officer of STI.
- Perform all principal accounting and financial officer duties.
- Direct all finance, accounting and treasury functions including cash forecasting, cash management, operational budgeting, month-end closing, and ensure accuracy and compliance in accounting/financial reporting.
- Re-engineer the Finance Department - transform finance operations through improved processes, advising on financial performance, evaluation of outsourcing options, best management practices, evaluating/appraising strategic partnerships.
- Support fundraising activities.
- Analyze financial and operating information for management to facilitate decision-making and provide input for corrective action, where applicable.
- Recommend/implement improvements to ensure the integrity of the company's financial information and systems.
- Forecast and monitor financial information against goals and operating strategy.
- Manage/oversee relationships with independent auditors, banks and investment banking community.
- Handle financial negotiations with other third party relationships.
- Prepare quarterly updates to the financial forecast.
- Lead the financial due diligence efforts.
- Lead the integration of accounting and finance systems for mergers.

Facility and Administrative Services

- Provision of corporate headquarters office space.
- Provision of utilities, telecommunications, cleaning and other services related to maintaining corporate headquarters office space.
- Shipping and postage related to corporate headquarters functions

Attachment A
Services Addendum

Scope of Other Services:	
Other Services Fee:	
Other Terms and Conditions:	

Acknowledged and agreed by:

STI GROUP, INC.

By: ______________________

Date:

STRANDS MANAGEMENT COMPANY, LLC

By: ______________________

Date: